Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Form 10 of our audit report dated August 19, 2026, with respect to the balance sheets of Biomolecular Life Holdings, Inc. (f/k/a VG Life Sciences, Inc.) as of December 31, 2025 and 2024, and the related statements of operations, changes in stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2025. Our report relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

Fruci & Associates II, PLLC – PCAOB ID #05525

Spokane, Washington

August 25, 2026